Report of Independent Accountants


To the Board of Directors and Stockholders of Surgical Dynamics Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Surgical Dynamics Inc. and its subsidiaries at May 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 8 to the consolidated financial statements, the accompanying financial statements included an estimated liability related to the early termination of a lease agreement. The Company is in negotiations with its former landlord. The final resolution of actual settlement amounts, however, is dependent upon future events, the outcome of which is not fully determinable at the present time.




Price Waterhouse LLP
San Francisco, California
July 12, 1994
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